FOR IMMEDIATE RELEASE:

ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER FISCAL 2014 RESULTS

          New York, New York (February 5, 2014) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, announced today financial results for its second fiscal quarter ended December 31, 2013.

SECOND QUARTER RESULTS

          Net sales for the second fiscal quarter were $418 million, a decrease of 10.6%, or 10.1% excluding the impact of foreign currency rates. Net income per diluted share was $1.16.  On an adjusted basis, excluding non-recurring items, net income per diluted share was $1.08. The non-recurring items include Elizabeth Arden repositioning and restructuring costs and a one-time benefit related to the reversal of a contingent liability associated with an acquisition. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales of the Company's North America segment decreased by 13% for the second fiscal quarter as compared to the prior year period. Net sales were impacted by weaker than anticipated holiday retail sales and replenishment orders at a number of North American mass and mid-tier retail accounts, in part due to decreased consumer traffic at those retailers, and a higher volume of fragrance launch activity in the prior year. Performance at prestige retailers was solid and in-line with expectations. Retail sales of Elizabeth Arden branded products in North American prestige retailers were strong, increasing by approximately 4%, which was better than the performance of the overall category.

          Net sales of the Company's international segment decreased by 5%, or 4% at constant currency rates, for the second fiscal quarter as compared to the prior year period. The Company's Greater China region posted strong sales growth during the quarter, but weak performance in the Company's European markets, where sales of fragrances were impacted by an increased level of highly promotional and discounted activity, drove the net sales decline for the quarter.

          For the first six months of fiscal 2014, net sales of Elizabeth Arden branded skin care and color products rose by 6% (at constant currency rates) in the aggregate and sales of fragrances were flat (at constant currency rates). Retail sales at the Company's Elizabeth Arden flagship counters have increased 16% in North America year over year since conversion, and retail sales at the Company's international flagship doors have increased 13% since conversion, or 21%, excluding underperforming travel retail doors in Korea.

          E. Scott Beattie, Chairman, President and Chief Executive Officer commented, "Our results in the second quarter are highly sensitive to the performance of North American mass retailers, which was weak during the holiday season. We are confident that this is not an issue with the commercial execution of that business, the fragrance category or our brands, and that our recent results are not reflective of the underlying strength of our fragrance brand portfolio."

          Mr. Beattie continued, "Right now, the priorities for the Company are to return to more consistent profitability and improved return on invested capital. With the new senior leadership team, we are fully engaged in preparing and implementing plans targeted towards reaccelerating gross margin improvement and earnings growth. This is a comprehensive process that will be focused on improving the commercial execution of our international business, strengthening our travel retail and distribution relationships, better leveraging our overhead structure and re-deploying capital to priority markets and brands."

SIX MONTH RESULTS

          Net sales for the six months ended December 31, 2013, were $762 million, a decrease of 6.2%, or 5.6%, excluding the impact of foreign currency rates. Net income per diluted share was $1.21. On an adjusted basis, excluding non-recurring items, net income per diluted share was $1.30. The non-recurring items include Elizabeth Arden repositioning and restructuring costs, and a one-time gain related to the reversal of a contingent liability associated with an acquisition. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          The Company will host a conference call today, February 5, 2014, at 8:30 a.m. Eastern Time to discuss its results. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until March 5, 2014.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The Company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, Usher and Jennifer Aniston; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Bob Mackie, Ed Hardy, John Varvatos, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Net Sales	$418,137	$467,919	$761,746	$812,460

Cost of Goods Sold:
Cost of Sales	225,236	229,966	418,910	425,577
Depreciation Related to Cost of Goods Sold	1,987	1,487	3,817	3,018

Total Cost of Goods Sold	227,223	231,453	422,727	428,595

Gross Profit	190,914	236,466	339,019	383,865
Gross Profit Percentage	45.7%	50.5%	44.5%	47.2%

Selling, General and Administrative Expenses	129,003	163,253	258,375	292,660
Depreciation and Amortization	11,137	9,372	21,836	18,501

Total Operating Expenses	140,140	172,625	280,211	311,161

Interest Expense, Net	5,734	6,424	11,766	12,622

Income Before Income Taxes	45,040	57,417	47,042	60,082
Provision for Income Taxes	10,384	12,608	10,798	13,089

Net Income	34,656	44,809	36,244	46,993
Net Loss Attributable to Noncontrolling Interests	(297)	--	(406)	--

Net Income Attributable to Elizabeth Arden Shareholders	$34,953	$44,809	$36,650	$46,993

As reported:
Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$1.18	$1.51	$1.24	$1.59

Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$1.16	$1.47	$1.21	$1.54

Basic Shares	29,649	29,680	29,648	29,617
Diluted Shares	30,129	30,492	30,182	30,498

EBITDA (a)	$63,898	$74,700	$84,461	$94,223
EBITDA margin (a)	15.3%	16.0%	11.1%	11.6%

Adjusted to exclude non-recurring costs, net of taxes (b)(c)(d):

Gross Profit	$200,048	$241,898	$351,925	$404,017
Gross Profit Percentage	47.8%	51.7%	46.2%	49.7%

Net Income Attributable to Elizabeth Arden Shareholders	$32,650	$48,057	$39,402	$61,498

Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$1.10	$1.62	$1.33	$2.08

Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$1.08	$1.58	$1.30	$2.02

EBITDA (a)	$57,415	$80,514	$84,547	$115,101
EBITDA margin (a)	13.7%	17.2%	11.1%	14.2%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income or loss attributable to noncontrolling interest. EBITDA should not be considered as an alternative to income from operations or net income attributable to Elizabeth Arden shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning and restructuring and other non-recurring costs.

      The table below reconciles net income attributable to Elizabeth Arden shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income attributable to Elizabeth Arden shareholders or net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Six Months Ended

	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net Income Attributable to Elizabeth Arden Arden Shareholders	$34,953	$44,809	$36,650	$46,993
Plus:
Provision for income taxes	10,384	12,608	10,798	13,089
Interest expense, net	5,734	6,424	11,766	12,622
Depreciation related to cost of goods sold	1,987	1,487	3,817	3,018
Depreciation and amortization	11,137	9,372	21,836	18,501
Net loss attributable to noncontrolling interest	(297)	--	(406)	--

EBITDA	63,898	74,700	84,461	94,223
Non-recurring costs (c) (d)	(6,483)	5,814	86	20,878

EBITDA as adjusted	$57,415	$80,514	$84,547	$115,101

The table below reconciles net cash flow provided by (used in) operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Six Months Ended

	December 31, 2013	December 31, 2012

Net cash provided by (used in) operating activities	$15,233	$(10,888)
Changes in assets and liabilities, net of acquisitions	56,832	92,306
Interest expense, net	11,766	12,622
Amortization of senior note offering and credit facility costs	(685)	(682)
Provision for income taxes	10,798	13,089
Deferred income taxes	(6,258)	(9,376)
Amortization of share-based awards	(3,225)	(2,848)

EBITDA	$84,461	$94,223

(b)    The table below reconciles the calculation of (i) gross profit and net income attributable to Elizabeth Arden shareholders and (ii) net income per share attributable to Elizabeth Arden shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted," "Net income attributable to Elizabeth Arden shareholders as adjusted" and "Net income per basic and diluted share attributable to Elizabeth Arden shareholders as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net income attributable to Elizabeth Arden shareholders or net income per basic or diluted share attributable to Elizabeth Arden shareholders prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Gross Profit:
Gross Profit, as reported	$190,914	$236,466	$339,019	$383,865
Non-recurring costs (c) (d)	9,134	5,432	12,906	20,152

Gross Profit, as adjusted	$200,048	$241,898	$351,925	$404,017

Net Income Attributable to Elizabeth Arden Shareholders:
Net income attributable to Elizabeth Arden shareholders, as reported	$34,953	$44,809	$36,650	$46,993
Non-recurring costs, net of tax (c) (d) (e)	(2,303)	3,248	2,752	14,505

Net income attributable to Elizabeth Arden shareholders, as adjusted	$32,650	$48,057	$39,402	$61,498

Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders:
Net income per basic share attributable to Elizabeth Arden shareholders, as reported	$1.18	$1.51	$1.24	$1.59
Non-recurring costs, net of tax (c) (d) (e)	(0.08)	0.11	0.09	0.49

Net income per basic share attributable to Elizabeth Arden shareholders, as adjusted	$1.10	$1.62	$1.33	$2.08

Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders:
Net income per diluted share attributable to Elizabeth Arden shareholders, as reported	$1.16	$1.47	$1.21	$1.54
Non-recurring costs, net of tax (c) (d) (e)	(0.08)	0.11	0.37	0.48

Net income per diluted share attributable to Elizabeth Arden shareholders, as adjusted	$1.08	$1.58	$1.58	$2.02

(c)   For the three months ended December 31, 2013, gross profit and net income includes $8.6 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $0.5 million (pre-tax) of transition costs incurred related to the restructuring discussed in the following sentence. In addition, net income includes (i) a credit of $17.2 million (pre-tax) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands LLC, (ii) $0.9 million (pre-tax) of restructuring and related transition expenses primarily incurred with respect to the elimination of sales and other staff positions, and (iii) $0.7 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand. For the six months ended December 31, 2013, gross profit and net income includes $12.4 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $0.5 million (pre-tax) of transition costs incurred related to the restructuring discussed above. In addition, net income includes (i) a credit of $17.2 million (pre-tax) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands LLC, (ii) $3.3 million (pre-tax) of restructuring expenses and related transition expenses, and (iii) $1.1 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(d)   For the three months ended December 31, 2012, gross profit and net income include (i) $1.9 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisitions and other transition costs, and (ii) $3.6 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net income for the three months ended December 31, 2012, includes $0.3 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand. For the six months ended December 31, 2012, gross profit and net income include $13.2 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC discussed above, and $7.0 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes $0.3 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions and $0.4 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(e)    Our effective tax rate on a reported basis, which is calculated as a percentage of income before income taxes, was 23.1% and 23.0% for the three and six months ended December 31, 2013, respectively. On a reported basis, for the three and six months ended December 31, 2012, our effective tax rate, was 22.0% and 21.8%, respectively. On an adjusted basis, our effective tax rate was 16.1%.and 17.3% for the three and six months ended December 31, 2013, respectively. On an adjusted basis, for both the three and six months ended December 31, 2012, our effective tax rate was 24.0%.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2013 and 2012:

(In thousands)	Three Months Ended		% Decrease		Six Months Ended		% Increase (Decrease)

	December 31, 2013	December 31, 2012	GAAP	Constant Rates (f)	December 31, 2013	December 31, 2012	GAAP	Constant Rates (f)

Segment Net Sales
North America	$269,647	$311,077	(13.3)%	(13.1)%	$494,306	$542,634	(8.9)%	(8.6)%
International	148,490	156,842	(5.3)%	(4.4)%	267,440	269,826	(0.9)%	0.5%

Total	$418,137	$467,919	(10.6)%	(10.2)%	$761,746	$812,460	(6.2)%	(5.6)%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and six months ended December 31, 2013 and 2012:

(In thousands)	Three Months Ended		% Decrease		Six Months Ended		% Increase (Decrease)

	December 31, 2013	December 31, 2012	GAAP	Constant Rates (f)	December 31, 2013	December 31, 2012	GAAP	Constant Rates (f)

Product Category Net Sales
Elizabeth Arden Brand	$142,158	$147,957	(3.9)%	(3.6)%	$262,682	$256,436	2.4%	3.1%
Celebrity, Lifestyle, Designer and Other Fragrances	275,979	319,962	(13.7)%	(13.2)%	499,064	556,024	(10.2)%	(9.6)%

Total	$418,137	$467,919	(10.6)%	(10.2)%	$761,746	$812,460	(6.2)%	(5.6)%

(f)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2013	June 30, 2013	December 31, 2012

Cash	$43,894	$61,674	$46,003
Accounts Receivable, Net	275,349	211,763	288,479
Inventories	344,888	310,934	322,835
Property and Equipment, Net	110,785	106,588	91,769
Exclusive Brand Licenses, Trademarks and Intangibles, Net	289,809	296,416	305,598
Goodwill	31,607	21,054	21,054
Total Assets	1,196,665	1,103,732	1,168,683
Short-Term Debt	97,950	88,000	103,500
Current Liabilities	360,134	293,359	334,058
Long-Term Liabilities	281,877	295,091	295,686
Long-Term Debt	250,000	250,000	250,000
Redeemable Noncontrolling Interest	6,615	--	--
Shareholders' Equity	548,039	515,282	538,939
Working Capital	376,861	364,320	392,422

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Six Months Ended

	December 31, 2013	December 31, 2012

Net cash provided by (used in) operating activities	$15,233	$(10,888)
Net cash used in investing activities	(28,248)	(27,072)
Net cash (used in) provided by financing activities	(4,712)	24,816
Net decrease in cash and cash equivalents	(17,780)	(13,077)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information, including our ability to successfully and cost effectively implement the last phase of our Oracle global enterprise system;

*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2013.

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